Exhibit 99.1

PRESS RELEASE

Travelport Appoints Bernard Bot as Chief Financial Officer

Langley, UK – December 14, 2015: Travelport (TVPT), a leading Travel Commerce Platform, announces the appointment of Bernard Bot as Executive Vice President and Chief Financial Officer (CFO). Bot joins Travelport on January 1, 2016, from Aer Lingus Plc, Ireland’s national airline, where, as the airline’s Chief Financial Officer, he played an instrumental role in completing the recent €1.4bn takeover by IAG (International Airlines Group), the parent group of both British Airways and Iberia.

A Dutch national, who also speaks fluent English and French, Bot will be based in the company’s global headquarters in Langley, UK, and will report into President and CEO, Gordon Wilson. He will take over as head of Travelport’s finance function which includes investor relations, M&A, treasury, tax, financial planning and analysis, audit, controllership and procurement.

Bot will replace incumbent CFO, Philip Emery, who will be taking a break in his career to spend more time with his family, and the two will work together during the first few months of 2016 to ensure a smooth handover of duties. Emery will also continue in his role as a board member of Travelport controlled subsidiaries, eNett and Locomote, until he leaves the company in 2016.

Before joining Aer Lingus, Bot was CFO of TNT Express N.V., the international courier company listed on NYSE Euronext Amsterdam. His early career was spent with global management consulting firm, McKinsey & Company, where he spent twelve years, latterly as partner. Bot holds an MSc in Economics from Erasmus University, Rotterdam, and an MBA from the University of Chicago Booth School of Business.

Gordon Wilson, President and CEO for Travelport, said:

"Bernard Bot has a very impressive track record – he is a proven public company CFO with extensive experience of running a finance function for two high profile, international companies. He also possesses strong business acumen, backed by an earlier career in strategic consultancy, which has enabled him to have an impact way beyond the immediate remit of his function. As we continue to deliver the Travelport vision of redefining travel commerce, having someone with Bernard’s challenging thinking, intellect and experience on our leadership team will be highly advantageous.

I cannot speak highly enough of Philip Emery who has been a great colleague and friend over the years and played a significant role in improving our capital structure which culminated in the Travelport IPO on the NYSE last year. He has made a great strategic contribution to Travelport, and, whilst transitioning out of the CFO role, he will continue to assist in the development of our subsidiary businesses for his remaining time with the company. He is a real talent and leaves behind him a high performing and experienced Finance team which Bernard will now manage.”

Bernard Bot added:

“I’m excited to be joining a dynamic management team that is leading positive change within the travel sector. I look forward to applying my knowledge and experience to the Travelport finance function and business at large. Travelport has significant growth opportunities and I look forward to working with Gordon and the team to capture these and create value for both business partners and shareholders.”

~ENDS~

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the global travel and tourism industry.  With a presence in over 170 countries, over 3,500 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K.  The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Media contact:

Kate Aldridge, Vice President, Corporate Communications,

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com